Independent Auditors' Consent



To the Shareholders and Board of Directors of The Smith Barney Money Funds, Inc.:

We consent to the use of our report dated February 5, 1997 with respect to The Smith Barney Money Funds, Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.









	KPMG Peat Marwick LLP


New York, New York
April 21, 1997